CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 512 to Registration Statement No. 333-62298 on Form N-1A of our report dated July 30, 2015, relating to the financial statements and financial highlights of The Visium Event Driven Fund (the “Fund”), a series of the Trust for Professional Managers, appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2015, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
September 17, 2015